Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 10-K of our report, dated March 27, 2009 on our audits of the consolidated balance sheet of Pansoft Company Limited and Subsidiaries as at December 31, 2008 and December 31, 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, and to the reference to our firm under the heading “Experts”.

/s/ MSCM LLP MSCM LLP Toronto, Canada March 27, 2009